NEWS for Immediate Release

ENODIS PLC AGREES TO RECOMMEND OFFER FROM THE MANITOWOC
COMPANY, INC. FOLLOWING COMPLETION OF AUCTION PROCESS

Manitowoc to acquire Enodis for $2.7 billion

•	Completion of transaction would position Manitowoc as a global leader in commercial foodservice equipment
•	Provides opportunity to replicate the highly successful growth strategy employed in Manitowoc’s Crane segment
•	Cost and revenue synergies expected to exceed $80 million per annum by 2010
•	Transaction expected to be EPS accretive in 2009 and EVA positive in 2011

Manitowoc, WI – June 30, 2008 – The Manitowoc Company, Inc. (NYSE: MTW) announced today that it has been notified by the UK Takeover Panel that Enodis plc (LSE: ENO) intends to recommend Manitowoc’s offer following completion of an auction process with Illinois Tool Works Inc. (NYSE: ITW). Manitowoc’s successful bid was 328 pence per Enodis share, resulting in a transaction valued at approximately $2.7 billion, including the assumption of Enodis’ net debt (approximately $249 million / £125 million as of March 29, 2008).

The transaction will be structured as a court-sanctioned scheme of arrangement under the laws of the U.K. and is expected to close in the fourth quarter of 2008. The transaction is subject to court approval in the U.K., the approval of Enodis shareholders, as well as regulatory approvals in various jurisdictions. The Takeover Panel has advised Manitowoc that Illinois Tool Works will withdraw its offer to acquire Enodis subject only to the posting of the scheme document relating to Manitowoc’s bid. The amount of ITW’s increased bid in the auction process was not disclosed by the Takeover Panel.

Listed in London and operationally headquartered in Tampa, Florida, Enodis, a global leader in commercial foodservice equipment with a variety of premier brands, reported revenues of £0.8 billion (US $1.7 billion) for the 12 months ended March 29, 2008. Enodis is one of the world’s leading suppliers of foodservice equipment, with products on the “cold” and “hot” sides of the industry. To date, Manitowoc Foodservice’s focus has been on “cold” equipment. A combination with Enodis will allow Manitowoc to enter two major new market segments, hot foodservice and food retail equipment, as well as expand its cold-side businesses.

Glen E. Tellock, Manitowoc president and chief executive officer said: “Throughout this process, we reaffirmed our belief in the transforming opportunities that Enodis provides. Even at the higher price, we believe the strategic benefits of the combination are significant while remaining consistent with the strict financial disciplines that we have adhered to for all of our acquisitions. The enhanced global business platform resulting from the combination is expected to generate many benefits through deeper customer relationships, a more robust R&D process, and operating synergies,” Mr. Tellock explained.

Manitowoc believes that the successful integration of the two businesses will result in improved growth prospects and the opportunity to deliver significant synergies. Management currently estimates that, by 2010, the transaction will generate annual synergies of more than $80 million. Historical revenues for the combined companies for the most recently completed respective financial years exceeded $5.6 billion.

“We believe the expanded global footprint of the combined businesses creates an outstanding growth platform,” said Michael Kachmer, president of Manitowoc’s Foodservice segment. “With the world’s largest foodservice companies growing at rates well in excess of the overall industry, we should be well-positioned to partner with our customers in creating modern, efficient kitchens that deliver the dining choices that consumers want,” Mr. Kachmer said.

The proposed acquisition continues Manitowoc’s history of creating global growth platforms through strategic acquisitions. “Enodis will provide the opportunity to replicate the tremendous growth strategy that we employed in the lifting industry,” Mr. Tellock added. “The same elements are in place for this strategy to succeed again – industry leading brands, a global footprint to meet the specific needs of a global customer base, a commitment to technology, new product development and world-class aftermarket services, all supported by a team of the industry’s most talented people.”

2008 EARNINGS OUTLOOK
Manitowoc believes the acquisition of Enodis is consistent with the company’s strategic and financial imperatives of profitable growth and value creation, driven by innovation, customer and people focus, and excellence in operations and aftermarket services. Assuming a transaction close in the fourth quarter of 2008, the acquisition is expected to be EPS accretive in 2009 and EVA positive in 2011. Although commodity cost headwinds in 2008 have been extreme, Manitowoc re-affirms its previous earnings guidance of $3.20 to $3.40 per share for the standalone Manitowoc business.

ABOUT THE TRANSACTION
The transaction is subject to certain closing conditions, including the approval of Enodis shareholders, regulatory approvals in various jurisdictions and other customary closing conditions for a U.K. scheme of arrangement. Manitowoc has agreed to take the necessary steps to obtain these approvals. It is anticipated that this transaction will close by the fourth quarter of 2008. There are no financing conditions in the proposed acquisition.

J.P. Morgan Securities Inc. is acting as financial advisor and both Foley & Lardner LLP and Linklaters LLP are acting as legal advisors to Manitowoc in this transaction. JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Morgan Stanley Senior Funding, Inc., and BNP Paribas have agreed to provide financing. Manitowoc believes its solid balance sheet and rapid deleveraging ability will enable the company to maintain its strong financial profile and strategic flexibility. Manitowoc also expects that it will maintain its current corporate credit ratings of BB/Ba2 from S&P and Moody’s upon close of this transaction.

ABOUT ENODIS
Enodis is one of the leading global food and beverage equipment manufacturers with approximately 6,800 employees and 30 factories in 9 countries. Listed in London and operationally headquartered in Tampa, Florida, the Group’s products can be found in over 100 countries. The Group’s operations comprise two primary divisions: Global Foodservice Equipment and Food Retail Equipment.

Enodis’ Global Foodservice Equipment businesses provide primary cooking, ovens, storage, preparation, holding, warewashing, ice machine, refrigeration and beverage equipment to restaurants and other customers worldwide. The Food Retail Equipment operations provide refrigeration systems, refrigerated display cases and walk-in cold storage rooms primarily to supermarkets and convenience stores in North America.

ABOUT MANITOWOC
The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers one of the broadest lines of cold-side equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward Looking Statements
This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Manitowoc and are subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on Manitowoc of the proposed acquisition of Enodis, the expected timing and conditions precedent relating to the proposed acquisition, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential divestitures and other strategic options and all other statements in this press release (including the reaffirmation of earnings guidance) other than statements of historical fact. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, unanticipated issues associated with the satisfaction of the conditions precedent relating to the proposed acquisition; issues associated with obtaining necessary regulatory approvals and the terms and conditions of such approvals; the inability to integrate successfully Enodis within Manitowoc or to realize synergies from such integration within the time periods anticipated; and changes in anticipated costs related to the acquisition of Enodis. Additional factors that could cause actual results and developments to differ materially include, among others:

–	unanticipated changes in revenues, margins, costs, and capital expenditures;
–	issues associated with new product introductions;
–	matters impacting the successful and timely implementation of ERP systems;
–	foreign currency fluctuations;
–	increased raw material prices;
–	unexpected issues associated with the availability of local suppliers and skilled labor;
–	the risks associated with growth;
–	geographic factors and political and economic risks;
–	actions of competitors;
–	changes in economic or industry conditions generally or in the markets served by Enodis and Manitowoc;
–	the state of financial and credit markets;
–	unanticipated issues associated with refresh/renovation plans by national restaurant accounts;
–	efficiencies and capacity utilization of facilities;
–	issues related to new facilities and expansion of existing facilities;
–	work stoppages, labor negotiations, and labor rates;
–	government approval and funding of projects;
–	the ability of our customers to receive financing;
–	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions,divestitures, strategic alliances, and joint ventures; and
–	risk and other factors cited in Manitowoc’s filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

This announcement does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer for or buy any securities, pursuant to the acquisition or otherwise. Full details of the acquisition, which will be implemented by means of a UK scheme of arrangement under the UK Companies Act 2006, will be contained in the scheme document that will be circulated to Enodis shareholders.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720